Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 19, 2008 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Medco Health Solutions, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

Florham Park, New Jersey
March 12, 2008